Exhibit 3

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (the "Agreement"), is entered into as of October 6, 2000, between SIGA TECHNOLOGIES, INC., a Delaware corporation (with its successors and assigns, referred to as the "Corporation") and Thomas Konatich (referred to as "Konatich").

      WHEREAS, the Corporation and Konatich are parties to an Employment Agreement dated as of April 1, 1998 (the "Original Agreement"), as amended on January 19, 2000 (the "Agreement"); and

      WHEREAS, the Corporation and Konatich have agreed to amend and restate the Original Agreement in order to add certain change of control provisions and make other modifications.

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree to the terms and conditions of this Agreement as follows:

      1. Employment for Term. The Corporation hereby employs Konatich and Konatich hereby accepts employment with the Corporation for the period beginning on January 19, 2000 and ending April 1, 2002. (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 6. The termination of Konatich's employment under this Agreement shall end the Term but shall not terminate Konatich's or the Corporation's other agreements in this Agreement, except as otherwise provided herein.

      2. Position and Duties. During the Term, Konatich shall serve as the Chief Financial Officer of the Corporation. During the Term, Konatich shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. During the Term, Konatich shall devote as much time as is necessary to satisfactorily perform his duties as an employee of the Corporation.

      3. Compensation.

      (a) Base Salary. The Corporation shall pay Konatich a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $170,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees (the "Base Salary").

      (b) Stock Options. In addition to stock options to purchase 95,000 shares of the Corporation's Common Stock previously granted, Konatich is hereby granted additional


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

options as follows: Pursuant to the Corporation's stock option plan and subject to stockholder approval of the Corporation's Amended 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan"), Konatich is hereby granted options to purchase 100,000 shares at an exercise price of $2.00 per share, the closing bid price of the Common Stock of the Corporation on January 19, 2000 (the "Options"). The Options shall expire on January 19, 2010. The 100,000 Options will vest in eight equal installments on every three month anniversary of the date of the Amendment. All unvested options shall automatically vest upon the closing of a Change of Control. In the event the closing bid price of the common stock of the Corporation is at least $10.00 per share for twenty consecutive trading days prior to January 19, 2001, the first four installments, or the unvested portion of the balance thereof, shall immediately vest. Similarly, an additional 25,000 options shall immediately vest if the closing bid price for such twenty day period is $15.00 per share, and an additional 25,000 options if the closing bid price equals or exceeds $20.00 per share. The Corporation will provide a stock option agreement providing, among other things, that all vested and non-vested stock options will terminate immediately upon termination for Cause. In the event of termination for any other reason, all vested options must be exercised within ninety (90) days of termination and all non-vested options will terminate immediately. In the event the Plan is not approved by the stockholders at the Corporation's 2000 Annual Meeting, the Corporation shall grant to Konatich such Options outside of the Plan with the same terms and conditions as if granted pursuant to the Plan.

            (c) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Konatich a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time. The Corporation intends to adopt a performance based bonus plan for 1998 and subsequent years and Konatich will be eligible to participate in such plan.

      4. Employee Benefits. During the Term, Konatich shall be entitled to the employee benefits including vacation, 401(k) plan, health plan and other insurance benefits made available by the Corporation to any other employee of the Corporation.

      5. Expenses. The Corporation shall reimburse Konatich for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

      6. Termination.

            (a) General. The Term shall end immediately upon Konatich's death. The Term may also end for Cause or Disability, as defined in Section 7.

            (b) Notice of Termination. Promptly after it ends the Term, the Corporation shall give Konatich notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7(a) and 7(b)


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

below). The Corporation's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Corporation's termination of the Term.

            (c) Effective Termination by the Corporation. If the Corporation reassigns Konatich's base of operations outside of New York City, or materially reduces Konatich's duties during the term, including replacing Konatich as Chief Financial Officer, then, at his option, Konatich may treat such reduction in duties as a termination of the Term without Cause by the Corporation.

      7. Severance Benefits.

            (a) Cause Defined. "Cause" means (i) willful malfeasance or willful misconduct by Konatich in connection with his employment; (ii) Konatich's gross negligence in performing any of his duties under this Agreement; (iii) Konatich's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Konatich's material breach of any written policy applicable to all employees adopted by the Corporation which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof; or (v) material breach by Konatich of any of his agreements in this Agreement which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof.

            (b) Disability Defined. "Disability" shall mean Konatich's incapacity due to physical or mental illness that results in his being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Konatich shall continue to receive his base salary hereunder, provided that if the Corporation provides Konatich with disability insurance coverage, payments of Konatich's base salary shall be reduced by the amount of any disability insurance payments received by Konatich due to such coverage. The Corporation shall give Konatich written notice of termination which shall take effect sixty
(60) days after the date it is sent to Konatich unless Konatich shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

            (c) Termination. If the Corporation ends the Term for Cause or Disability, or if Konatich resigns as an employee of the Corporation for reasons other than a material breach by the Corporation of its obligations under this Agreement or a material reduction of Konatich's duties as provided in Section 6(c), or if Konatich dies, then the Corporation shall have no obligation to pay Konatich any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term, except that payments under
Section 3(a) shall continue for the remainder of the Term unless the Corporation ends the Term for Cause or if Konatich resigns for reasons other than a material breach by the Corporation of its obligations under this Agreement or a material reduction of his duties


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

as provided in Section 6(c). If the Corporation ends the Term without Cause, then the Corporation will be obligated to continue to pay Konatich's salary and all other amounts due hereunder for the remainder of the Term.

      8. Change of Control Payment. The provisions of this paragraph 8 set forth the terms of an agreement reached between Konatich and the Corporation regarding Konatich's rights and obligations upon the occurrence of a "Change in Control" (as hereinafter defined) of the Corporation. These provisions are intended to assure and encourage in advance Konatich's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of paragraph 7(c) if Konatich's employment is terminated or Notice of Termination is given ninety (90) days prior to or within eighteen (18) months after the occurrence of an event constituting a Change in Control.

            (a) Escrow. Within ten (10) days after the occurrence of the first event constituting a Change in Control (irrespective of whether Konatich has actual knowledge of such event), the Corporation shall place immediately negotiable funds in escrow in an amount equal to Konatich's salary and all other amounts due hereunder for the remainder of the Term, plus such additional amount as equals the "Gross Up Payment" (as hereinafter defined) thereon (the "Change of Control Amount"). Such escrow shall be conducted pursuant to a standard escrow agreement among the Corporation, Konatich and an independent escrow agent providing for the timely payment to Konatich of the amounts hold in such escrow in the event Konatich becomes entitled thereto under the applicable provisions of this Agreement (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the earlier of (A) nineteen (19) months after the occurrence of an event constituting a Change in Control or (B) the payment to Konatich of all sums escrowed.

      (b) Change in Control. If, within 90 days prior to, or within eighteen
      (18) months after the occurrence of an event constituting a Change in Control, Konatich's employment is terminated or a Notice of Termination is given for any reason other than (A) his death, (B) his Disability, or (C) by Konatich without Cause on the part of the Corporation, then such termination shall be deemed to be a "Termination Due to Change in Control (herein so called), in which event the Corporation shall pay Konatich, in a lump sum, on or prior to the fifth (5th) day following the date of termination of the Term:

            (1) an amount equal to the Change of Control Amount (including any Gross Up Payment); and

            (2)   Konatich's accrued and unpaid base salary.

      (c) Stock Option Floor. Upon the occurrence of the first event constituting a Change in Control, all stock options and other stock-based grants to Konatich by


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

      the Corporation shall, irrespective of any provisions of his option agreements, immediately and irrevocably vest and become exercisable as of the date of such first event whereupon, at any time during the Option Term as defined in the option agreements, Konatich or his estate may by five
      (5) days' advance written notice given to the Corporation, and irrespective of whether Konatich is then employed by the Corporation or then living, and solely at the election of Konatich or his estate, require the Corporation to:

            (1) within thirty (30) days of a request by Konatich or his estate file and cause to become effective a Form S-8 (or other appropriate form) with the Securities and Exchange Commission ("SEC") registering for resale all shares underlying stock options granted to Konatich and outstanding with all fees and expenses of such filing being paid by the Corporation, or,

            (2) allow Konatich to exercise all or any part of such Stock Options at the option prices therefor specified in the grant of the Stock Options.

                  In the event the Corporation does not file and cause to become effective a Form S-8 (or other appropriate form) with the SEC within the thirty (30) day time period, the Corporation shall pay liquidated damages to Konatich or his estate equal to the greater of
            (a) the amount equal to the difference between the Market Price of the Corporation's common stock and the exercise price of the stock options multiplied by the aggregate number of stock options outstanding or (b) $500,000. For purposes of this Section 8(c), Market Price is defined as the average of the closing bid and ask price of the Corporation's common stock on the Nasdaq SmallCap Market or the closing sale price of the common stock on a national exchange, if listed on such exchange, in each case, on the day prior to the date of the Corporation's breach of this Section 8(c).

      (d)   Gross Up Payment

            (1) Excess Parachute Payment. If Konatich incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "Excess Parachute Payments" within the meaning of Section 280G(b)(1) of the Code, the Corporation will pay to Konatich an amount (the "Gross Up Payment") such that the net amount retained by Konatich, after deduction of any Excise Tax on both the Excess Parachute Payment and any federal, state and local income tax (together with penalties and interest) as well as the Excise Tax upon the payment provided for by this subparagraph 8(d)(1), will be equal to the Change of Control Amount.

            (2) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Konatich will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year


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

            in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality where taxes thereon are lawfully due, net of the maximum reduction (if any) in federal income taxes that could be obtained from deduction of deductible state and local taxes.

            (3) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Konatich and reasonably approved by the Corporation, which approval will not be unreasonably withheld or delayed. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subparagraph (d).

            (4) Payment. The Corporation will pay the estimated amount of the Gross Up Payment in cash to Konatich at the time specified in this Agreement. Konatich and the Corporation agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Konatich and the Corporation agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of the Corporation will refer to refunds of prior overpayments by the Corporation and in the case of Konatich will refer to additional payments to Konatich to make up for prior underpayments.

      (e) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

            "Change in Control" shall mean any of the following:

            (1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Corporation, or any of its Subsidiaries or any Excluded Group (as defined herein), of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; provided however, that any transfer from any director or executive officer listed in the Company's Form 10-KSB for the year ended December 31, 1999 under "Security Ownership of Certain Beneficial Owners" (the "Excluded Group") will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Excluded Group, would not have resulted in the acquisition


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

            by such Acquiring Person of 35% or more of the combined voting power or economic interests of the then outstanding voting securities; or

            (2) during any period of 12 consecutive months after the date of this Amendment, the individuals who at the beginning of any such 12-month period constituted a majority of the Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the right to designate such director and
            (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of Incorporation of the Corporation, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-2 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

            (3) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger, or consolidation; or

            (4) the sale or other disposition of assets representing 50% or more of the assets of the Corporation in one transaction or series of related transactions not initiated or commenced by any person within the Excluded Group; or

            (5) a "Fundamental Change in Business" as hereinafter defined; or

            (6) a "Hostile Takeover" as hereinafter defined is declared.


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

            "Fundamental Change in Business" shall mean that the Corporation, at any time, no longer spends at least fifty percent (50%) of its annual budget on activities related to biotechnology or pharmaceuticals.

            "Hostile Takeover" shall mean any Change in Control which at any time is declared by at least a majority of the Board, directly or indirectly, to be hostile or not in the best interests of the Corporation, or in which an attempt is made (irrespective of whether successful) to wrest control away from the incumbent management of the Corporation, or with respect to which the Board makes any effort to resist.

      9. Confidentiality, Ownership, and Covenants.

            (a) "Corporation Information" and "Inventions" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing.

            (b) Confidentiality. (i) Konatich hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Konatich, therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the five (5) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by his Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Konatich is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Konatich will promptly so notify the Corporation so that the Corporation may seek a protective order of other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Konatich may furnish the material so required to be furnished, but Konatich will furnish only that portion of the Corporation Information that legally is required.

            (ii) Konatich also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Corporation maintains such confidentiality


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

(except with regard to any disclosure by the Corporation required under applicable securities laws).

            (c) Ownership of Inventions, Patents and Technology. Konatich hereby assigns to the Corporation all of Konatich's rights (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Konatich, either alone or jointly with others, during the course of the performance of services for the Corporation. Konatich shall also assign to, or as directed by, the Corporation, all of Konatich's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government of any of its agencies. The Corporation shall have all right, title and interest in all research and work product produced by Konatich as an employee of the Corporation, including, but not limited to, all research materials and lab books.

            (d) Non-Competition Period Defined. "Non-Competition Period" means the period beginning at the end of the Term and ending one (1) year after the end of the Term.

            (e) Covenants Regarding the Term and Non-Competition Period. Konatich acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Konatich for the development of its products; and that he will have access to and control of confidential information of the Corporation. Konatich further acknowledges that the business of the Corporation is international in scope and cannot be confined to any particular geographic area. For the foregoing reasons and to induce the Corporation to enter this Agreement, Konatich covenants and agrees that, subject to Section 9(h), during the Term and the Non-Competition Period Konatich shall not unless with written consent of the Corporation:

      (i) engage in any business related to the research and development of the products or processes in which the Corporation is engaged in during the Term or in any other business conducted by the Corporation during the Term (collectively the "Prohibited Activity") in the World for his own account;

      (ii) become interested in any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the World, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Konatich may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Konatich (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person; or


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

      (iii) directly or indirectly hire, employ or retain any person who at any time during the Term was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

            (f) Remedies. Konatich hereby acknowledges that the covenants and agreements contained in Section 9 are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgement. If Konatich breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; (ii) the right and remedy to require Konatich to account for and pay over to the Corporation such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            (g) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdiction such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            (h) Konatich's agreements and covenants under Section 9(e) shall automatically terminate if the Corporation ends the Term without Cause or Konatich resigns due to a material breach by the Corporation of its obligations under this Agreement or a material reduction of Konatich's duties as provided in
Section 6(c).

      10. Successors and Assigns.

            (a) Konatich. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Konatich may not be sold, transferred,


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

assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Konatich shall be for the sole personal benefit of Konatich, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Konatich. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Konatich and his personal representatives, distributes and legatees.

            (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the corporation's assets or business or into or with which the Corporation may be consolidated or merged. In the event that the Corporation sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets and Konatich does not elect to treat any such transaction as a termination by the Corporation without Cause pursuant to Section 7(c), then this Agreement shall continue in full force and effect. The Corporation's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall assume in writing the Corporation's obligations under this Agreement (and deliver and executed copy of such assumption to Konatich), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.

      11. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Konatich's employment with the Corporation and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Konatich and the Corporation relating to the subject matter of this Agreement.

      12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Konatich and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:


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

If to Konatich:                Thomas Konatich
                               18 Plymouth Road
                               Port Washington, NY 11050

If to the Corporation:         SIGA TECHNOLOGIES, INC.
                               420 Lexington Avenue
                               Suite 620
                               New York, NY 10170
                               Fax: 212-697-3130
                               Attention: Joshua D. Schein

with a copy to:                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                               New York, NY 10022
                               Attention: Jeffrey J. Fessler

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

      14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Konatich that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

      15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.


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

      17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Konatich under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

      18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

      19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of New York, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in New York, New York and consent to the jurisdiction to the federal courts of the Southern District of New York or, if there shall be no jurisdiction, to the state courts located in New York County, New York, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the unsuccessful party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                 SIGA TECHNOLOGIES, INC.


                                                 By: /s/ Joshua D. Schein
                                                   ----------------------
                                                     Joshua D. Schein
                                                     Chief Executive Officer


                                                     /s/ Thomas Konatich
                                                   ----------------------
                                                     Thomas Konatich


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